Exhibit 10.10

AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT

THIS AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT (this “Amendment”), dated as of June 13, 2013, is entered into by and among STOCK BUILDING SUPPLY HOLDINGS, INC., a Delaware corporation (“Parent”), each of Parent’s Subsidiaries listed on the signature pages hereto as a borrower (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), each of Parent’s Subsidiaries listed on the signature pages hereto as a guarantor (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as “Guarantors”), the lenders party hereto (“Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC) (“WFCF”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and in light of the following:

W I T N E S S E T H

WHEREAS, Parent, Borrowers, Lenders, BANK OF AMERICA, N.A. (“BofA”), as co-lead arranger, WFCF as co-lead arranger, and Agent are parties to that certain Credit Agreement, dated as of June 30, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each individually “Grantor”) and Agent are parties to that certain Security Agreement, dated as of June 30, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, the Loan Parties are, concurrently herewith, joining Parent to the Credit Agreement and the other applicable Loan Documents as parent of Stock Building Supply Holdings II, LLC, a Delaware limited liability company (“SBS Holdings II”) and its Subsidiaries and as a Guarantor (“New Guarantor”);

WHEREAS, Borrowers have informed Agent and the Lenders of Parent’s desire to (a) merge Stock Building Supply Holdings, LLC, a Virginia limited liability company, with and into SBS Holdings II with SBS Holdings II as the surviving entity, and (b) merge SBS Holdings II with and into Parent with Parent as the surviving entity (clauses (a) and (b), the “Designated Transaction”) pursuant to the terms and conditions of certain agreements and plans of merger, articles of merger, and certificates of merger previously delivered to Agent in draft form (together with the other documents, instruments and agreements executed and delivered in connection with the Designated Transaction or otherwise relating thereto, the “Designated Transaction Documents”);

WHEREAS, Borrowers have informed Agent and the Lenders that Parent intends to consummate a Qualified IPO (as defined below);

WHEREAS, Borrowers have requested that Agent and the Lenders (a) consent to the consummation of the Designated Transaction, (b) make certain amendments to the Credit Agreement and Security Agreement, and (c) consent to the joinder of Parent as “Parent” under the Credit Agreement and as New Guarantor under the applicable Loan Documents; and

WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to accommodate Borrowers’ requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Loan Documents.

(a) The preamble to the Credit Agreement is hereby amended and restated in its entirety as follows:

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of June 30, 2009, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and as co-lead arranger, BANK OF AMERICA, N.A. (“BOA”), as co-lead arranger, STOCK BUILDING SUPPLY HOLDINGS, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with each other Subsidiary that becomes a party hereto after the date hereof in accordance with the terms hereof, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”).

(b) Schedule 1.1 to the Credit Agreement is hereby amended and modified by amending and restating the following definitions, or adding (as applicable) the following definitions, in the appropriate alphabetical order:

“Adjusted Liquidity” means the result of (a) the amount of Qualified Cash plus (b) Availability; provided that for all periods from and after the Ninth Amendment Effective Date and prior to the earlier of (i) the date of consummation of a Qualified IPO by Parent, and (ii) August 31, 2013, up to $15,000,000 of Suppressed Availability shall be included in the Availability calculation set forth in clause (b) of this definition for purposes of any determination of a Financial Covenant Period.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowing Base” means, as of any date of determination, the result of:

(a) an amount equal to the result of (i) the sum of (A) 85% of the amount of Eligible Accounts (other than any Credit Card Receivables) plus, without duplication of the foregoing clause (A), (B) the lesser of (1) 90% of the amount of Eligible Credit Card Receivables and (2) $5,000,000, less (ii) the amount, if any, of the Dilution Reserve, plus

(b) the lowest of

(i) $125,000,000,

(ii) 65% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical United States accounting practices) of Eligible Inventory, and

(iii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical United States accounting practices) of Borrowers’ Eligible Inventory, minus

(c) the sum of (i) the Bank Product Reserve, (ii) the Surety Reserve, and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 or any other form agreed to by Agent (acting in its Permitted Discretion) and Administrative Borrower.

“Change of Control” means that (a) prior to a Qualified IPO, (i) Permitted Holders fail to own and control, directly or indirectly, 50.1%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (ii) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (iii) Permitted Holders have failed to appoint a majority of the members of the Board of Directors, or (iv) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party (other than Loan Parties that have been sold or otherwise disposed of or wound up dissolved or liquidated in a Permitted Disposition or in a transaction permitted by Section 6.3); and (b) after a Qualified IPO, (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the greater of (A) 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (B) the percentage of Stock of Parent having the right to vote for the election of members of the Board of Directors owned in the aggregate, directly or indirectly, beneficially by the Permitted Holders, (ii) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (iii) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party (other than Loan Parties that have been sold or otherwise disposed of or wound up, dissolved or liquidated in a Permitted Disposition or in a transaction permitted by Section 6.3).

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Ninth Amendment Effective Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Ninth Amendment Effective Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Ninth Amendment Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Credit Card Agreements” means all agreements now or hereafter entered into by Borrowers for the benefit of Borrowers, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means the issuers of MasterCard or Visa bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc., Visa International, American Express, Discover, and Diners Club (or their respective successors).

“Credit Card Notification” means a notice to a Credit Card Issuer or Credit Card Processor who is party to a Credit Card Agreement, in form and substance reasonably satisfactory to the Agent, which Credit Card Notification shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due to a Borrower from such Credit Card Issuer or Credit Card Processor to a Deposit Account of a Borrower that is subject to a Control Agreement in favor of Agent.

“Credit Card Receivables” means, collectively, (a) all present and future rights of any Borrower to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Borrower to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to Parent and its Restricted Subsidiaries for any period, (a) the Net Income of Parent and its Restricted Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Parent and its Restricted Subsidiaries for such period and to the extent deducted in determining Net Income of Parent and its Restricted Subsidiaries for such period (i) Interest Expense, (ii) income tax expense (or distributions in respect of income tax expense attributable to Parent and its Restricted Subsidiaries permitted pursuant to Section 6.9, to the extent such distribution reduced Net Income), (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary, unusual, or non-recurring non-cash expenses, losses or charges, including without limitation any extraordinary, unusual, non-recurring non-cash expenses, losses or charges from Permitted Dispositions, (vi) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees), to the extent not in excess of an aggregate amount in any four quarter period (when aggregated with the amounts added back during such four quarter period pursuant to clause (xii) below) equal to the lesser of (A) $5,000,000 and (B) the greater of (y) 10% of Parent and its Subsidiaries’ EBITDA for such four quarter period (with EBITDA calculated for such four quarter period without giving effect to any add-backs during such four quarter fiscal period pursuant to this clause (vi) and clause (xii) below) and (z) $3,000,000, (vii) any non-cash charges or losses, including without limitation (A) any write-offs or write-downs reducing Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (D) losses from investments recorded using the equity method, (E) charges for facilities closed prior to the applicable lease expiration and (F) contingent consideration charges associated with acquisitions after the initial 12-month period of purchase accounting (provided that if any such non-cash charges or losses represent an accrual or reserve for potential cash items in any future period, with respect to such non-cash items incurred after January 1, 2013 only, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent (but shall in no event during such period be included in Fixed Charges), and excluding amortization of a prepaid cash item that was paid in a prior period); provided that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made, (viii) any expenses paid in cash relating to Parent’s Qualified IPO or any other issuances of equity interests, in each case, to the extent not in excess of the proceeds thereof, (ix) (A) any expenses incurred in connection with Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the Lenders), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (other than any Loan Document) (in each case, including any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, so long as (1) such transactions are permitted under the Agreement, (2) incurred before or within 30 days of the consummation of, or termination of pursuit of, such transaction, and (3) limited to (y) with respect to transactions that were consummated by Parent and its Restricted Subsidiaries, an amount per such transaction not to exceed five percent of the total amount of such transaction in any four quarter period and (z) with respect to transactions that were not consummated, up to an aggregate amount not to exceed $2,500,000 in any four quarter period for all such transactions, and (B) any expenses incurred in connection with amendments or other modifications of any Loan Document (in each case, including any such transaction whether or not completed), (x) fees, expenses, and reimbursements paid to Gores and Glendon in such period to the extent permitted by Section 6.12 (in the case of fees (other than termination fees), in an amount under this clause (x) not to exceed $1,500,000 during any calendar year), (x) [intentionally omitted], (xii) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations, to the extent not in excess of an aggregate amount in any four quarter period (when aggregated with the amounts added back during such four quarter period pursuant to clause (vi) above) equal to the lesser of (A) $5,000,000 and (B) the greater of (y) 10% of Parent and its Subsidiaries’ EBITDA for such four quarter period (with EBITDA calculated for such four quarter period without giving effect to any add-backs during such four quarter fiscal period pursuant to this clause (xii) and clause (vi) above) and (z) $3,000,000, and (xiii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Net Income) received during such period in an amount not to exceed the earnings for such period that such proceeds were intended to replace, as estimated in good faith by Borrowers, minus (c) [without duplication, the sum of the following amounts of Parent and its Restricted Subsidiaries for such period and to the extent included in determining Net Income of Parent and its Restricted Subsidiaries for such period: (i) non-recurring noncash items increasing such Net Income for such period, (ii) any extraordinary, unusual, or non-recurring gains, including any extraordinary, unusual, or non-recurring gains from Dispositions, (iii) income tax benefits (it being understood that an income tax benefit is a positive number), and (iv) gains from the receipt of proceeds under insurance policies net of any associated losses.

For the purposes of calculating EBITDA for any period (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Parent and its Restricted Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and its Restricted Subsidiaries and Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Eligible Credit Card Receivables” means, as to any Borrower, Credit Card Receivables of such Borrower that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Credit Card Receivables made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Ninth Amendment Effective Date:

(a) such Credit Card Receivables do not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower;

(b) such Credit Card Receivables are past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c) such Credit Card Receivables are unpaid more than 5 Business Days after the date of the sale of goods or rendition of services by such Borrower giving rise to such Credit Card Receivables;

(d) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has or has asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower from time to time), but only the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(e) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time), but only the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(f) such Credit Card Receivables are not owned by a Borrower or such Borrower does not have good title to such Credit Card Receivables;

(g) such Credit Card Receivables are owed by a Credit Card Issuer or Credit Card Processor that is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of such Credit Card Issuer or Credit Card Processor; provided, however, that notwithstanding the foregoing provisions of this clause (g), the Agent may, in its Permitted Discretion, include as Eligible Credit Card Receivables (i) Credit Card Receivables that are post-petition accounts payable of a Credit

Card Issuer or Credit Card Processor that is a debtor-in-possession under the Bankruptcy Code, or (ii) Credit Card Receivables owing by Credit Card Issuer or Credit Card Processor that has been reorganized or restructured following one of the events described in this clause (g) and has a credit quality reasonably satisfactory to Agent;

(h) Agent, in its Permitted Discretion, believes the collection of such Credit Card Receivables to be doubtful by reason of the Credit Card Issuer’s or Credit Card Processor’s financial condition;

(i) such Credit Card Receivables are not subject to a valid and perfected first priority Agent’s Lien;

(h) an event of default has occurred under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Borrower;

(i) the customers using the credit card or debit card giving rise to such Credit Card Receivables has returned the merchandise purchased giving rise to such Credit Card Receivable (it being understood that chargebacks in the ordinary course of business by Credit Card Processors under the terms of customary Credit Card Agreements are not violative of this clause);

(j) such Credit Card Receivables are not subject to Credit Card Notifications and, with respect to Credit Card Receivables that are first becoming Eligible Credit Card Receivables after the Ninth Amendment Effective Date, Agent has not received a field examination (and such other diligence as Agent may reasonably require) with respect to such Borrower’s Credit Card Receivables by a field examiner acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion;

(k) the Credit Card Processor is not organized or does not have its principal offices or assets within the United States, Canada, or another jurisdiction acceptable to the Agent in its Permitted Discretion;

(l) Credit Card Receivables with respect to which the Credit Card Processor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(m) Credit Card Receivables that are not payable in Dollars,

(n) such Credit Card Receivables are evidenced by chattel paper or an instrument of any kind, or have been reduced to judgment;

(o) such Credit Card Receivables would not constitute Eligible Accounts (assuming for purposes of such determination that such Credit Card Receivables constitute Accounts), or

(p) such Credit Card Receivables are billings for interest, fees or late charges.

“Financial Covenant Period” means a period which shall commence immediately on any date on which Adjusted Liquidity is less than 10% of the Commitments and shall continue until the date on which Adjusted Liquidity has been greater than or equal to 10% of the Commitments for a period of 30 consecutive days thereafter.

“Fixed Charges” means, with respect to any period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid in cash during such period; provided, however, that Indebtedness as referenced in this clause (b) shall be limited to (i) Indebtedness for borrowed money, (ii) Capitalized Lease Obligations, and (iii) obligations evidenced by bonds, promissory notes, debentures, debt securities, or similar instruments, (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Junior Payments paid in cash during such period in reliance on Section 6.9(b) of the Agreement; provided, however, that this definition of Fixed Charges shall not include payments made by Parent and its Restricted Subsidiaries on or after the Sixth Amendment Effective Date in connection with the federal income tax audit of Parent and its Subsidiaries with respect to the tax years ending March 31, 2010, March 31, 2011, and March 31, 2012, in an aggregate amount not to exceed $4,000,000.

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Glendon Management Agreement” means the Professional Services Agreement, dated as of May 5, 2009, by and between Parent and Glendon.

“Gores Management Agreement” means the Management Services Agreement, dated as of May 4, 2009, by and between Parent and Gores.

“Immaterial Subsidiary” means each Restricted Subsidiary of Parent that is not a Material Subsidiary.

“Loan Documents” means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Credit Card Notifications, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrowers in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Restricted Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of Parent that (a) owns at least 2.5% of the consolidated tangible assets of Parent and its Restricted Subsidiaries, (b) generates at least 2.5% of the consolidated revenues of Parent and its Restricted Subsidiaries for any period of determination, (c) is designated by Administrative Borrower in writing to be a “Material Subsidiary” for purposes of this Agreement, or (d) is the owner of equity interests of any Material Subsidiary; provided that if the Restricted Subsidiaries of Parent that are not Loan Parties solely because they do not meet any of the qualifications pursuant to any of (a), (b), (c) or (d) above, in the aggregate either (x) own greater than 2.5% of the aggregate consolidated tangible assets of Parent and its Restricted Subsidiaries or (y) generate greater than 2.5% of the aggregate consolidated revenues of Parent and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of the most recent fiscal quarter for which financial statements of Parent are available, then Administrative Borrower shall, not later than 30 days (which period shall run concurrently with the 30 day period to make such new Material Subsidiary a Loan Party under Section 5.11) after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to the Agreement (or such longer period as may be agreed by Agent), designate in writing to Agent one or more Restricted Subsidiaries of

Parent as “Material Subsidiaries” to the extent necessary to ensure that a sufficient number of such Restricted Subsidiaries are designated as “Material Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Restricted Subsidiaries that are not Material Subsidiaries pursuant to (a), (b), (c), or (d) above do not, in the aggregate, meet the thresholds set forth in (x) or (y) hereof. If Administrative Borrower fails to promptly designate additional Restricted Subsidiaries as Material Subsidiaries pursuant to the requirements set forth above, then Agent is irrevocably authorized, upon prior written notice to Administrative Borrower, to designate additional Restricted Subsidiaries as Material Subsidiaries to satisfy the requirements of this definition. Each Borrower and Guarantor (other than Parent) as of the Ninth Amendment Effective date shall be deemed to be a Material Subsidiary as of the Ninth Amendment Effective Date.

“Ninth Amendment Effective Date” means June 13, 2013.

“Payment Conditions” means, at any time of determination with respect to any Specified Transaction, as of the date of such Specified Transaction and immediately after giving effect thereto, that (a) no Default or Event of Default exists or has occurred and is continuing and (b) either (i) Adjusted Liquidity shall be at least the greater of (x) 25% of the aggregate Commitments, and (y) $37,5000,000 immediately after giving effect to the making of such Specified Transaction or (ii) (A) Adjusted Liquidity shall be at least the greater of (x) 15% of the aggregate Commitments, and (y) $22,500,000 immediately after giving effect to the making of such Specified Transaction and (B) the Fixed Charge Coverage Ratio as of the end of the most recently ended 12–month period, calculated on a pro forma basis to give effect to such Specified Transaction as if such Specified Transaction had been made as of the first day of such period, shall be equal to or greater than 1.00 to 1.00.

“Permitted Acquisition” means any Acquisition so long as:

(a) the proposed Acquisition is consummated by a Borrower or any of its Restricted Subsidiaries,

(b) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(c) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Restricted Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed or would exist with respect to the assets of Parent or its Restricted Subsidiaries as a result of such Acquisition other than Permitted Liens,

(d) if a Financial Covenant Period has commenced and is continuing at the time of consummation of such Acquisition, Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent), Parent and its Restricted Subsidiaries would have been in compliance with the financial covenant in Section 7 of the Agreement for the applicable period ended immediately prior to the proposed date of consummation of such proposed Acquisition provided, however, that this clause (d) shall not be applicable to any Acquisition if the purchase consideration payable (including deferred payment obligations but excluding Non-Cash Acquisition Consideration) in respect of such Acquisition (or series of related Acquisitions) does not exceed $5,000,000 in the aggregate,

(e) [intentionally omitted],

(f) Borrowers shall have Adjusted Liquidity in an amount equal to or greater than $25,000,000 immediately after giving effect to the consummation of the proposed Acquisition; provided that the requirement set forth in this clause (f) shall not be applicable if the Payment Conditions are satisfied as of the date of the consummation of such proposed Acquisition and immediately after giving effect thereto,

(g) [intentionally omitted],

(h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Restricted Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Restricted Subsidiaries or a business reasonably related thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States or Canada; provided that up to $10,000,000 in the aggregate of purchase consideration (excluding Non-Cash Acquisition Consideration), for all Permitted Acquisitions in the aggregate, may be paid in respect of assets located, or Persons organized, outside of the United States or Canada; provided further that the limitations and restrictions set forth in this clause (i) shall not apply if the applicable Payment Conditions are satisfied as of the date of the consummation of the proposed Acquisition both immediately before and immediately after giving effect to the consummation of the proposed Acquisition,

(j) to the extent that the Person to be acquired is organized in a jurisdiction located within the United States and does not constitute an Immaterial Subsidiary, the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions during the term of the Agreement (including the proposed Acquisition and including deferred payment obligations but excluding (i) any Permitted Acquisitions consummated by any Loan Party on or before the Ninth Amendment Effective Date, and (ii) Non-Cash Acquisition Consideration) shall not exceed $50,000,000 in the aggregate; provided that the requirement set forth in this clause (k) shall not be applicable if the Payment Conditions are satisfied as of the date of consummation of the proposed Acquisition and immediately before and immediately after giving effect thereto.

Anything to the contrary contained in the Agreement notwithstanding, with respect to Accounts, Credit Card Receivables, or Inventory acquired in connection with a Permitted Acquisition, the aggregate increase to the Borrowing Base for all such Accounts, Credit Card Receivables, and Inventory shall be limited to $2.500,000 until (i) with respect to Inventory, the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition) and (ii) with respect to Accounts or Credit Card Receivables, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends or cash distributions, other than dividends or distributions of shares of Preferred Stock that does not constitute Prohibited Preferred Stock and series payable in kind or dividends of shares of common stock) on or before a date that is less than 180 days after the Maturity Date, or, on or before the date that is less than 180 days after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock that does not constitute Prohibited Preferred Stock and series or of shares of common stock); provided that (i) if such Stock is issued pursuant to a plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Prohibited Preferred Stock solely because it may be required under applicable law to be repurchased by Parent or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) none of the Redeemable Class A Junior Preferred Stock of Parent, the Redeemable Class B Senior Preferred Stock of Parent or Convertible Class C Preferred Stock of Parent (in each case, on the terms applicable thereto as of the Ninth Amendment Effective Date) shall constitute Prohibited Preferred Stock.

“Qualified IPO” shall mean a bona fide underwritten sale to the public of common Stock of Parent pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent) that is declared effective by the SEC.

“Required Equity Documents” means the Contribution Agreements dated as of the Closing Date.

“Specified Transaction” means (a) any Permitted Acquisition, (b) any Investment pursuant to clause (x) of the definition of Permitted Investment, (c) any prepayments of Indebtedness made in reliance on Section 6.7(a)(i) of the Agreement, and (d) any Restricted Junior Payments made in reliance on Section 6.9(b) of the Agreement.

“Suppressed Availability” means, as of any date of determination, (a) the amount of the Borrowing Base (calculated for the purpose of this definition without giving effect to the $125,000,000 sublimit set forth in clause (b) of the definition of “Borrowing Base”) as of such date minus (b) the Revolver Usage as of such date; provided that if the result of the foregoing is a negative number, then Suppressed Availability shall be equal to zero.

(c) The definition of “Base Rate Margin” contained in Schedule 1.1 to the Credit Agreement is hereby amended and modified by replacing the table contained therein with:

Level	Average Daily Availability	Base Rate Margin
I	If the Average Daily Availability is less than $40,000,000	1.00 percentage points
II	If the Average Daily Availability is greater than or equal to $40,000,000 and less than $75,000,000	0.75 percentage points
III	If the Average Daily Availability is greater than or equal to $75,000,000	0.50 percentage points

(d) The definition of “LIBOR Rate Margin” contained in Schedule 1.1 to the Credit Agreement is hereby amended and modified by replacing the table contained therein with:

Level	Average Daily Availability	LIBOR Rate Margin
I	If the Average Daily Availability is less than $40,000,000	2.00 percentage points
II	If the Average Daily Availability is greater than or equal to $40,000,000 and less than $75,000,000	1.75 percentage points
III	If the Average Daily Availability is greater than or equal to $75,000,000	1.50 percentage points

(e) The definitions of “Excess Availability”, “Saturn”, and “SBS Holdings” contained in Schedule 1.1 to the Credit Agreement are hereby deleted in their entirety.

(f) The definition of “Permitted Dispositions” contained in Schedule 1.1 to the Credit Agreement is hereby amended and modified by amending and restating clause (x) in its entirety as follows:

“(v) dispositions of assets not otherwise permitted in clauses (a) through (u) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition but excluding forgiveness of loans in an aggregate amount not in excess of $550,000 during the term of the Agreement) would not exceed $20,000,000; provided, however, that (i) no less than 75% of the consideration for such disposition shall be paid in cash or Cash Equivalents, and (ii) no disposition made in reliance on this clause (v) shall be permitted to include the sale or disposition of any Accounts, Inventory, or Credit Card Receivables by any Loan Party (or any Stock of any Loan Party that has an interest in any Accounts, Inventory, or Credit Card Receivables), unless (i) no Default or Event of Default has occurred and is continuing or would result from such disposition, and (ii) either (A) Borrowers have provided Agent at least five Business Days prior written notice of such disposition together with an updated Borrowing Base Certificate demonstrating that after giving effect to the consummation of such disposition, no Overadvance shall have occurred or would immediately result therefrom or (B) Borrowers have provided Agent at least five Business Days prior written notice of such disposition together with an updated Borrowing Base Certificate demonstrating that after giving effect to the consummation of such disposition and the application of the net cash proceeds thereof to repay the Obligations, no Overadvance shall have occurred or would immediately result therefrom, in which case, substantially concurrently with the consummation of such disposition, Borrowers shall apply net cash proceeds from such disposition in an amount sufficient to repay the Obligations in order to avoid the occurrence of an Overadvance.”

(g) The definition of “Permitted Investments” contained in Schedule 1.1 to the Credit Agreement is hereby amended and modified by amending and restating clause (x) in its entirety as follows:

“(x) (i) so long as no Event of Default has occurred and is continuing or would result therefrom, other Investments (other than Investments in the FCStone Commodity Accounts) in an aggregate amount not to exceed $10,000,000 during the term of the Agreement, and (ii) other Investments so long as the Payment Conditions are satisfied as of the date of the proposed Investment both immediately before and immediately after giving effect thereto.”

(h) The definition of “Permitted Investments” contained in Schedule 1.1 to the Credit Agreement is hereby amended and modified by deleting the reference to “, SBS Holdings” from clause (m) thereof.

(i) Section 2.1(c) of the Credit Agreement is hereby amended and modified by (i) replacing the “.” at the end of the first sentence of such section with the following “ or, (v) credit card processing fees owed to any Credit Card Processor or Credit Card Issuer.” and (ii) by adding the following new sentence at the end of such section:

“Agent shall endeavor to notify Administrative Borrower at or before the time any such reserve in a material amount is to be established or increased, but a non-willful failure of Agent to so notify Administrative Borrower shall not be a breach of this Agreement and shall not cause such establishment or increase of a reserve to be ineffective.”

(j) Section 3.3 of the Credit Agreement is hereby amended and modified by replacing the reference to “December 11, 2015” appearing therein with “December 31, 2016”.

(k) Section 4.17 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“4.17 [Intentionally Omitted.]”

(l) Section 4.25 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“4.25 [Intentionally Omitted.]”

(m) Section 4.27 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“4.27 Eligible Credit Card Receivables. As to each Credit Card Receivable that is identified by Borrowers as an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to Agent, such Credit Card Receivable is (a) a bona fide existing payment obligation of the applicable Credit Card Issuer or Credit Card Processor created by the sale and delivery of Inventory or the rendition of services in the ordinary course of Borrowers’ business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Credit Card Receivables.”

(n) Section 5.1 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“5.1 Financial Statements, Reports, Certificates. Deliver to Agent (with, in the case of items that are not delivered electronically, with copies for each Lender, if so requested by Agent), each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein; provided, however, if, and only if, Parent is required to make such filings with the SEC, the documents required to be delivered pursuant to clauses (a), (d), or (h) of Schedule 5.1 may be delivered in the form of an electronic link to such document as filed in Parent’s filings with the SEC. In addition, each of Parent and each Borrower agrees that no Restricted Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, Parent agrees to maintain a system of accounting that enables Parent to produce the financial statements that are required pursuant to Schedule 5.1 or any other provision of this Agreement. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Restricted Subsidiaries’ sales, and (b) maintain its billing systems/practices as approved by Agent prior to the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.”

(o) Section 5.5 of the Credit Agreement is hereby amended and modified by replacing the reference to “1,000,000” appearing therein with “2,500,000”.

(p) Section 5.6 of the Credit Agreement is hereby amended and modified by replacing the reference to “1,000,000” appearing therein with “2,500,000”.

(q) Section 5.9 of the Credit Agreement is hereby amended and modified by replacing the reference to “500,000” appearing therein with “2,500,000”.

(r) Section 5.11 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“5.11 Formation/Acquisition of Subsidiaries; Designation of Additional Restricted Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary (other than any Unrestricted Subsidiary or any Immaterial Subsidiary), acquires any direct or indirect Subsidiary (other than an Unrestricted Subsidiary or an Immaterial Subsidiary), designates an Unrestricted Subsidiary as a Restricted Subsidiary, or designates an Immaterial Subsidiary as a Material Subsidiary, or that any Immaterial Subsidiary becomes a Material Subsidiary, in each case, after the Closing Date, such Loan Party shall (a) within 30 days of such formation, acquisition, designation (or such shorter period as may be required by the definition of Material Subsidiary), or occurrence (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary, Restricted Subsidiary, or Material Subsidiary (in each case other than any Foreign Subsidiary) to provide to Agent a joinder to the Guaranty (or, at the election of Parent and so long as Agent receives a field examination of such Subsidiary and appraisal of the assets of such Subsidiary, in each case, in form and substance satisfactory to Agent, a joinder to this Agreement), the Security Agreement, and the Intercompany Subordination Agreement, together with such other security documents (including, at the request of Agent, mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed, acquired, or designated Domestic Subsidiary), (b) within 30 days of such formation, designation (or such shorter period as may be required by the definition of Material Subsidiary), or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary owned by a Person that is (or is required to be) a Loan Party reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 30 days of such formation, acquisition, designation (or such shorter period as may be required by the definition of Material Subsidiary), or occurrence (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.”

(s) Section 5.12 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, (i) to create, perfect, and continue perfected or to better perfect Agent’s Liens, (ii) to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party after the Closing Date with a fair market value in excess of $1,000,000; (iii) on any date after an Event of Default has occurred and has been continuing for at least 15 days, notify Agent thereof and if requested by Agent, to create and perfect Liens in favor of Agent in any Real Property (A) owned by any Loan Party as of the Closing Date and (B) that is not subject to a Permitted Lien described in clause (r) of the definition of Permitted Liens, to the extent of such Loan Party’s interest in such Real Property on such date, and (iv) in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, however, that the foregoing shall not apply to (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, or (c) any Foreign Subsidiary. To the maximum extent permitted by applicable law, each of Parent and each Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the assets of the Loan Parties (subject to the exceptions and limitations contained above in this Section 5.12, in this Agreement, and in the other Loan Documents).”

(t) Section 5.13 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“5.13 [Intentionally Omitted.]”

(u) Section 5.14 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“5.14 [Intentionally Omitted.]”

(v) Section 5.15 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“5.15 Location of Inventory and Equipment. Keep each Borrower’s Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.30 and the Loan Parties’ chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that (a) the Loan Parties may change their chief executive office so long as (i) written notice of such change is provided to Agent not less than 10 days prior to the date on which such chief executive office is relocated (or by such later date as may be agreed upon by Agent in its sole discretion), (ii) such new chief executive office is located within the United States, and (iii) if no Collateral Access Agreement is delivered to Agent for such location on or prior to the date on which such chief executive office is relocated (or such later date as may be agreed upon by Agent in its sole discretion), Agent shall have the right to establish reserves pursuant to Section 2.1(c) (or, if the value of the Inventory at such location is de minimis in Agent’s reasonable determination, Agent shall have the right to exclude such Inventory from Eligible Inventory rather than establish a reserve), (b) Borrowers may move Inventory and Equipment by either identifying such updated locations as new locations for purposes of Schedule 4.30 in any Borrowing Base Certificate (which locations, subject to the conditions set forth below, will thereafter be deemed to be locations identified on Schedule 4.30) delivered to Agent or by written notice to Agent, in each case under this clause (b), so long as (i) such new location is located in the United States (other than Inventory and Equipment of the Borrowers with an aggregate value not in excess of $500,000 at locations outside of the United States), and (ii) if no Collateral Access Agreement is delivered to Agent for any such location in the United States on or prior to the date on which such Inventory or Equipment is moved to such new location (or such later date as may be agreed upon by Agent in its sole discretion), Agent shall have the right to establish reserves pursuant to Section 2.1(c) (or, if the value of the Inventory at such location is de minimis in Agent’s reasonable determination, Agent shall have the right to exclude such Inventory from Eligible Inventory rather than establish a reserve), and (c) with respect to any new location added pursuant to clause (b) above, if more than $250,000 in value of Inventory and Equipment of the Borrowers in the aggregate will be located at such location (or if more than $500,000 in value of Inventory and Equipment of the Borrowers will be located at all such new locations for which Agent has not received prior notice in the aggregate), then Borrowers shall provide Agent with not less than 10 days’ written notice prior to the date on which Inventory or Equipment of the Borrowers with a value of more than $250,000 with respect to any such single location (or more than $500,000 in the aggregate with respect to all such new locations) is moved to such new location (or by such later date as may be agreed upon by Agent in its sole discretion).”

(w) Section 5.16 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“5.16 [Intentionally Omitted.]”

(x) Section 6.3(b) of the Credit Agreement is hereby amended and modified by deleting the reference to “and other than SBS Holdings” contained therein.

(y) Section 6.7(a) of the Credit Agreement is hereby amended and modified by amending and restating clause (i) thereof in its entirety as follows:

“(i) optionally prepay, redeem, defease, purchase, or otherwise optionally acquire any Indebtedness constituting obligations for borrowed money of Parent or its Restricted Subsidiaries, other than (to the extent constituting obligations for borrowed money) (A) the Obligations in accordance with this Agreement, (B) from the proceeds of, or in exchange for, Refinancing Indebtedness that constitutes Permitted Indebtedness, (C) Permitted Intercompany Advances, (D) Indebtedness incurred in respect of capital leases or Permitted Purchase Money Indebtedness, or (E) to the extent the Payment Conditions are satisfied as of the date of the proposed prepayment, redemption, defeasance, or purchase, and immediately after giving effect thereto,”

(z) Section 6.7(b)(ii) of the Credit Agreement is hereby amended and modified by amending and restating such clause in its entirety as follows:

“(ii) the Gores Management Agreement or the Glendon Management Agreement, except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.”

(aa) Section 6.9 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“6.9 Restricted Junior Payments. Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law,

(a) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Parent may make cash distributions to current and former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions and repurchases of Stock of Parent held by such Persons, provided, however, that the aggregate amount of such redemptions and repurchases made during the term of this Agreement plus the amount of Indebtedness outstanding under clause (j) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in any calendar year,

(b) Parent may make any other Restricted Junior Payments so long as (i) the Payment Conditions are satisfied on the date of the proposed Restricted Junior Payment and immediately after giving effect thereto and (ii) made in compliance with applicable law and the constituent documents of Parent, and

(c) any conversion of Preferred Stock of Parent that is in existence on the Ninth Amendment Effective Date into common Stock of Parent in connection with the consummation of a Qualifying IPO.

(bb) Section 6.12 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of its Restricted Subsidiaries except for:

(a) (i) transactions among Loan Parties, (ii) transactions among Restricted Subsidiaries that are not Loan Parties, (iii) transactions with Unrestricted Subsidiaries or Immaterial Subsidiaries resulting from Parent and its Subsidiaries having a consolidated cash management system; provided, that, except in the case of Permitted DWF Disbursement Transactions, the transactions described in this Section 6.12(a)(iii) shall not be permitted with respect to the DWF Entities from and after the date that is 120 days after the Closing Date, and (iv) any other transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Restricted Subsidiaries, on the one hand, and any Affiliate of Parent or its Restricted Subsidiaries, on the other hand, so long as such transactions described in this clause (iv) are: (A) disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Restricted Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, and (B) no less favorable, taken as a whole, to Parent or its Restricted Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Parent or the applicable Subsidiaries’ Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent and its Subsidiaries,

(c) the payment of reasonable fees, compensation, severance, or employee benefit arrangements to officers and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d) transactions and payments permitted by Section 6.3, Section 6.9, or Section 6.11,

(e) so long as no Event of Default has occurred and is continuing or would result therefrom, Parent may make cash distributions to Gores on account of payments due pursuant to the Gores Management Agreement in an aggregate amount not to exceed $84,000 in any month; provided, that if at any time any such payments are not permitted to be made as a result of the failure to satisfy the condition set forth in this Section 6.12(e), then (1) such amounts shall continue to accrue, and (2) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent quarter so long as the condition set forth in this Section 6.12(e) is satisfied at the time of the making of such payments,

(f) Parent may make payments to Glendon on account of payments due pursuant to the Glendon Management Agreement,

(g) Parent may make cash distributions (i) to Equity Sponsor on account of reasonable out-of-pocket costs and expenses incurred by Gores pursuant to the Gores Management Agreement; and (ii) to Glendon on account of reasonable out-of-pocket costs and expenses incurred by Glendon pursuant to the Glendon Management Agreement, and

(h) within 5 Business Days after (or concurrently with receipt of) the receipt of proceeds of a Qualifying IPO (and in an amount not to exceed such net cash proceeds), Parent may pay a termination fee to Gores or any of its Affiliates in respect of termination of the Gores Management Agreement in connection with a Qualifying IPO.”

(cc) Section 6.14 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“6.14 [Intentionally Omitted.]”

(dd) Section 6.16 of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“6.16 Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party at any time now or hereafter with a bailee, warehouseman, or similar party; provided, however, that Loan Parties may store Inventory or Equipment with a bailee, warehouseman or similar party so long as (a) either (i) the value of Inventory or Equipment stored with such bailee does not exceed $250,000 with respect to any single bailee or $500,000, in the aggregate, with respect to all such bailees or (ii) Loan Parties provide Agent with written notification of its intent to enter into a storage agreement with respect to such bailee prior to delivering such Inventory or Equipment to such bailee, (b) the location at which such Inventory or Equipment will be stored is within the United States (other than Inventory and Equipment of the Loan Parties with an aggregate value not in excess of $500,000 at locations outside of the United States), and (c) if no Collateral Access Agreement is delivered to Agent with respect to such bailee, warehouseman, or similar party on or prior to the date on which any such Inventory is stored therewith (or such later date as may be agreed upon by Agent in its sole discretion), Agent shall have the right to establish reserves pursuant to Section 2.1(c) (or, if the value of the Inventory at such location is de minimis in Agent’s reasonable determination, Agent shall have the right to exclude such Inventory from Eligible Inventory rather than establish a reserve).”

(ee) Schedule 5.1 and Exhibit C-1 to the Credit Agreement are hereby amended and modified by replacing all references to “Saturn” with “Parent”.

(ff) Schedule 5.2 to the Credit Agreement are hereby amended and modified by (i) replacing the references to “so long as Excess Availability plus Qualified Cash is less than $20,000,000” contained in the first two rows thereof with “during any period commencing on the first date that for a period of 5 consecutive Business Days Adjusted Liquidity has been less than the greater of (i) 12.5% of the aggregate Commitments, and (ii) $18,750,000, and continuing until such time as Adjusted Liquidity has at all times for a period of 30 consecutive days been greater than the greater of (x) 12.5% of the aggregate Commitments, and (y) $18,750,000”, (ii) by replacing each reference to “Accounts” with “Accounts and Credit Card Receivables (to the extent that Borrowers elect to include Credit Card Receivables in the Borrowing Base at such time)”, and (iii) by adding the following new clause (kk) thereto as follows “if Credit Card Receivables are included in the Borrowing Base at such time, reports regarding Borrowers’ Credit Card Receivables and arrangements with Borrowers’ Credit Card Processors, including holdback amounts, as Agent may reasonably request.”.

(gg) The Loan Documents are hereby amended and modified by replacing all references to “Excess Availability” appearing therein with “Availability”.

(hh) Section 14.1(a)(xi) of the Credit Agreement is hereby amended and modified by amending and restating such section in its entirety as follows:

“(xi) change the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory, Bank Product Reserve, and Surety Reserve) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).”

(ii) Schedule 4.17 to the Credit Agreement is hereby deleted in its entirety.

(jj) Section 1 of the Security Agreement is hereby amended by amending and restating clause (ppp) in its entirety as follows:

“(ppp) Triggering Event” means, as of any date of determination, that (a) an Event of Default has occurred, or (b) Adjusted Liquidity is less than the greater of (i) 12.5% of the aggregate Commitments, and (ii) $18,750,000 on any date.”

(kk) Section 6(l)(ii) of the Security Agreement is hereby amended by amending and restating clause (y) appearing therein in its entirety as follows:

“(y) the Triggering Event upon which such Activation Instruction was issued has been waived in writing in accordance with the terms of the Credit Agreement or in the case of a Triggering Event occurring as a result of the failure to satisfy Adjusted Liquidity, Adjusted Liquidity shall have been at least the greater of (1) 12.5% of the aggregate Commitments, and (2) $18,750,000 for each of the preceding 30 days, and”

3. Consent.

(a) The provisions of the Section 6.3 of the Credit Agreement to the contrary notwithstanding, subject to the satisfaction of the conditions precedent set forth in Section 4 below, Agent and the Lenders hereby consent to the consummation of the Designated Transaction on substantially the terms set forth in the Designated Transaction Documents delivered to Agent on or prior to the date of this Amendment or otherwise not in a manner adverse to the Lenders.

(b) The provisions of the Credit Agreement and the other Loan Documents to the contrary notwithstanding, subject to the substantially concurrent satisfaction of the conditions precedent set forth in Section 4 below, Agent and Lenders hereby consent to the substantially concurrent joinder of Parent as parent and New Guarantor, on the terms and upon and subject to the satisfaction of the conditions set forth in the Joinder Documents (as defined below) executed and delivered to Agent concurrently with the execution and delivery of this Amendment.

4. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment (such date upon which such conditions are all satisfied, being the “Ninth Amendment Effective Date”):

(a) Agent shall have received this Amendment, duly executed and delivered by the parties hereto.

(b) After giving effect to this Amendment, the representations and warranties set forth herein and in the Credit Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(c) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

(d) Agent shall have received, in immediately available funds, the Amendment Fee referred to in Section 7 hereof (which Amendment Fee shall be for the benefit of WFCF and BofA in accordance with their Pro Rata Shares).

(e) Agent shall have received a joinder agreement to the Credit Agreement, Guaranty, Security Agreement and other applicable Loan Documents, duly executed and delivered by Parent, along with the other documents, instruments and agreements required thereby (collectively, the “Joinder Documents”), each being in form and substance reasonably satisfactory to Agent, which documents shall be in full force and effect upon giving effect to this Amendment.

(f) Agent shall have received an opinion of counsel to the Loan Parties with respect to this Amendment, the Joinder Documents, and such other matters as Agent may reasonably request, which opinion of counsel shall be in full force and effect.

(g) Agent shall have received the other items specified in the closing checklist delivered to Administrative Borrower prior to the date hereof.

5. Representations and Warranties. Each Loan Party hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:

(a) The execution, delivery, and performance by it of this Amendment (i) have been duly authorized by all necessary action of such Loan Party, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party or its Subsidiaries, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, (D) require any approval of such Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, or (C) require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, except for (1) registrations, consents, approvals, notices or other actions that have been obtained and that are still in force and effect, (2) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, and (3) consents or approvals the failure of which to obtain could not reasonably be expected to cause a Material Adverse Change.

(b) This Amendment has been duly executed and delivered by such Loan Party. This Amendment is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Borrower or any Guarantor.

(d) After giving effect to this Amendment, the representations and warranties in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(e) This Amendment has been entered into without force or duress, of the free will of such Loan Party, and the decision of such Loan Party to enter into this Amendment is a fully informed decision and such Loan Party is aware of all legal and other ramifications of each such decision.

(f) It has read and understands this Amendment, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

6. Covenants.

(a) Payment of Costs and Fees. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of Lender Group (including, without limitation, the reasonable fees and out-of-pocket disbursements of outside counsel to Agent and each Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

(b) Designated Transaction Documents. On or before the date that is 5 Business Days after the consummation of any portion of the Designated Transaction (or such later date as Agent may agree in writing in its sole discretion), Parent shall deliver to Agent a copy of the final executed Designated Transaction Documents for such portion of the Designated Transaction, together with (a) certifications of the articles of merger and certificates of merger included therein by the appropriate governmental official, and (b) a certificate of the Secretary of Parent certifying each such Designated Transaction Document as being a true, correct, and complete copy thereof.

7. Amendment Fee. On or before the Ninth Amendment Effective Date, Borrowers shall pay to Agent (for the benefit of the Lenders in accordance with their respective Pro Rata Shares) an amendment fee in the amount of $125,000 (“Amendment Fee”) in immediately available funds. Such Amendment Fee shall be fully earned and non-refundable on the Ninth Amendment Effective Date and constitutes a portion of the Obligations and is in addition to any other fees payable under the Credit Agreement or any other Loan Document. Agent hereby is expressly authorized by Borrowers to (a) charge such Amendment Fee to the Loan Account, and (b) designate such amount as an Advance under the Credit Agreement.

8. Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AS AMENDED HEREBY, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9. Further Assurances. At any time upon the reasonable request of Agent, each Loan Party shall promptly execute and deliver to Agent such Additional Documents as Agent shall request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

10. Effect on Loan Documents.

(a) The Credit Agreement and the Security Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement, the Security Agreement or any other Loan Document. Except for the amendments to the Credit Agreement and the Security Agreement expressly set forth herein, the Credit Agreement, the Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, waivers and modifications set forth herein are limited to the specified hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement or the Security Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrowers remains in the sole and absolute discretion of Agent and the Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) Upon and after the effectiveness of this Amendment, each reference in the Security Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as modified and amended hereby.

(d) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement or the Security Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement or the Security Agreement as modified or amended hereby.

11. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement, the Security Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written. Each Loan Party consents to the amendments to the Credit Agreement and the Security Agreement set forth in this Amendment and agrees that all Obligations owing by such Person are unconditionally owing by such Person to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever.

12. Reaffirmation of Obligations. Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each Loan Party hereby further does grant to Agent, for the benefit of the Lender Group and the Bank Product Providers, a perfected security interest in the Collateral (as defined in the Security Agreement) in order to secure all of its present and future Obligations.

13. Ratification. Each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, Security Agreement, and the other Loan Documents effective as of the date hereof and as amended hereby.

14. Miscellaneous.

(a) This Amendment is a Loan Document. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(b) Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

(c) Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.

(d) Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or any Loan Party, whether under any rule of construction or otherwise, on the basis that this Amendment has been drafted by any such Person. This Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e) Although each Guarantor has been informed of the matters set forth herein and has agreed to same, such Guarantor understands that neither Agent nor any Lender has any obligation to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty.

(f) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(g) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of the Credit Agreement and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement and any other Loan Document. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

15. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers as of the date first written above.

STOCK BUILDING SUPPLY HOLDINGS, INC., a Delaware corporation, as Parent and as a Guarantor

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY HOLDINGS II, LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY HOLDINGS, LLC, a Virginia limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

COLEMAN FLOOR, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY, LLC, a North Carolina limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT]

STOCK BUILDING SUPPLY OF FLORIDA, LLC, a Florida limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY MIDWEST, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY WEST, LLC, a Utah limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY OF ARKANSAS, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

SBS / BISON BUILDING MATERIALS, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT]

COLEMAN FLOOR SOUTHEAST, LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

TBSG, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

COMMONWEALTH ACQUISITION HOLDINGS, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK WINDOW AND DOOR SOUTHEAST, LLC, a Delaware limited liability company, as a Borrower

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

STOCK BUILDING SUPPLY WEST (USA), INC., a Delaware corporation, as a Guarantor

By:	/s/ Bryan J. Yeazel
Name:	Bryan J. Yeazel
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT]

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC), as Agent and as a Lender

By:	/s/ Daniel Whitwer
Name:	Daniel Whitwer
Title:	SVP

[AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Steven W Sharp
Name:	Steven W. Sharp
Title:	Senior Vice President

[AMENDMENT NUMBER NINE TO CREDIT AGREEMENT AND AMENDMENT NUMBER TWO TO SECURITY AGREEMENT AND CONSENT]